Exhibit 99.3

UNIFY CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     On June 30, 2009, the merger (the “Merger”) contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated April 16, 2009 by and among Unify Corporation, a Delaware corporation (“Unify”), UCAC, Inc., a Delaware corporation and wholly-owned subsidiary of Unify (“Merger Sub”), and AXS-One Inc., a Delaware corporation (the “Company”), was consummated.

     Pursuant to the Merger Agreement, each outstanding share of the Company’s common stock (“AXS-One Common Stock”) was converted automatically into the right to receive 0.019442 shares of common stock of Unify (“Unify Common Stock”), plus cash in lieu of any fractional shares of Unify Common Stock that would have existed after taking into account all shares of Unify Common Stock to be held by the holder. In addition, each warrant to purchase AXS-One Common Stock (each, a “Company Warrant”) was assumed by Unify and each such assumed Company Warrant was converted into a warrant in substantially the same form as the corresponding Company Warrant to purchase 0.019442 shares of Unify Common Stock per share of AXS-One Common Stock subject to such Company Warrant at an exercise price per share of Unify Common Stock of $0.01. Each option to purchase shares of AXS-One Common Stock (each, a “Company Option”) outstanding was cancelled in exchange for the right to receive an amount, if any, in cash equal to the Change in Control Price (as defined in the Merger Agreement) less the exercise price of such Company Option.

     Existing Company convertible notes (the “Old Notes”) were exchanged for 2,100,000 shares of Unify Common Stock, plus or minus the number of shares of Unify Common Stock equal to (i) the “Adjusted Working Capital,” divided by (ii) five (5) (as such number may be appropriately adjusted to reflect stock splits, stock dividends and reverse stock splits of Unify). “Adjusted Working Capital” is defined as the current assets of the Company as of June 30, 2009 less the current liabilities of the Company as of June 30, 2009, subject to certain adjustments provided in the Merger Agreement. The holders of Old Notes shall also be eligible to receive additional shares of Unify Common Stock based on the performance of the Company’s net license revenue for the period commencing on June 30, 2009 and ending on July 31, 2010.

     This unaudited pro forma condensed combined financial data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of both Unify’s and AXS-One’s and the historical financial statements and accompanying notes of AXS-One and Unify’s historical financial statements and accompanying notes and appearing in its historical periodic SEC filings including Forms 10-K and 10-Q. The financial statements of AXS-One and Unify have been prepared in conformity with the accounting principles generally accepted in the United States of America (US GAAP).

     The unaudited pro forma condensed combined balance sheet as of April 30, 2009 reflects the merger and related events as if they had been consummated on April 30, 2009. The unaudited pro forma condensed combined statement of operations for the year ended April 30, 2009 reflect the merger and related events as if they had been consummated on May 1, 2008, the beginning of Unify’s 2009 fiscal year. The unaudited pro forma financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the Acquisition had been completed as of the dates indicated, and should not be taken as representative of future consolidated results of operations or financial condition of Unify. Preparation of the unaudited pro forma financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments such as purchase accounting adjustments, which include, among others, amortization charges from acquired intangible assets, adjustments to deferred revenue and related income tax effects. In addition, with respect to the unaudited pro forma condensed combined balance sheet at April 30, 2009, management estimated the fair value of AXS-One’s assets acquired and liabilities assumed as of April 30, 2009, based on the purchase price allocation performed as of the June 30, 2009, the date the Merger was consummated.

     The unaudited pro forma information does not reflect cost savings, operating synergies or revenue enhancements expected to result from the Merger or the costs to achieve these cost savings, operating synergies and revenue enhancements.

UNIFY CORPORATION
Unaudited Pro Forma Condensed Combined Balance Sheet
As of April 30, 2009

	Unify	AXS-One
	April 30,	March 31,		Pro Forma		Pro Forma
	2009	2009	Combined	Adjustments		Combined
ASSETS	(In thousands)
Current assets:
Cash and cash equivalents	$6,147	$458	$6,605			$6,605
Accounts receivable, net	4,501	1,322	5,823			5,823
Prepaid expenses and other current assets	717	388	1,105			1,105
Total current assets	11,365	2,168	13,533	-		13,533

Property and equipment, net	472	139	611			611
Goodwill	6,425	-	6,425	11,158	A	17,583
Intangibles, net	2,720	-	2,720	8,000	B	10,720
Other assets, net	99	230	329			329
Total assets	$21,081	$2,537	$23,618	$19,158		$42,776

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
Accounts payable	$685	$1,090	$1,775			$1,775
Current portion of long term debt	1,663	12,897	14,560	(12,343)	C	2,217
Accrued compensation and related expenses	1,178	-	1,178			1,178
Other accrued liabilities	905	2,563	3,468	4,762	D	8,230
Deferred revenue	5,617	3,737	9,354			9,354
Total current liabilities	10,048	20,287	30,335	(7,581)		22,754

Long term debt, net of current portion	837	-	837			837
Other long term liabilities	893	136	1,029			1,029

Commitments and contingencies	-	-	-			-

Stockholders’ equity:
Common stock	7	411	418	(408)	E	10
Additional paid-in capital	69,941	94,049	163,990	(85,199)	F	78,791
Accumulated other comprehensive loss	(113)	(127)	(240)	127	G	(113)
Accumulated deficit	(60,532)	(112,219)	(172,751)	112,219	H	(60,532)
Total stockholders’ equity (deficit)	9,303	(17,886)	(8,583)	26,739		18,156
Total liabilities and stockholders’ equity	$21,081	$2,537	$23,618	$19,158		$42,776
	-	-	-	-		-

See accompanying footnotes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNIFY CORPORATION
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended April 30, 2009
(In thousands, except per share data)

				Pro Forma		Pro Forma
	Unify	AXS-One	Combined	Adjustments		Combined
Revenues:
Software licenses	$6,436	$3,305	$9,741			$9,741
Services	11,688	8,930	20,618			20,618
Migration Solutions	2,468	-	2,468			2,468
Total revenues	20,592	12,235	32,827	-		32,827

Cost of Revenues:
Software licenses	244	254	498			498
Services	1,019	3,839	4,858			4,858
Migration Solutions	1,041	-	1,041			1,041
Total cost of revenues	2,304	4,093	6,397	-		6,397
Gross profit	18,288	8,142	26,430	-		26,430

Operating Expenses:
Product development	2,907	4,979	7,886			7,886
Selling, general and administrative	12,494	9,797	22,291	2,160	I	24,451
Total operating expenses	15,401	14,776	30,177	2,160		32,337
Income (loss) from operations	2,887	(6,634)	(3,747)	(2,160)		(5,907)
Interest expense	(194)	(3,180)	(3,374)	3,114	J	(260)
Other income (expense), net	(124)	(141)	(265)			(265)
Income (loss) from operations before income
taxes	2,569	(9,955)	(7,386)	954		(6,432)
Provision (benefit) for income taxes	179	(49)	130			130
Net income (loss)	$2,390	$(9,906)	$(7,516)	$954		$(6,562)

Net income (loss) per share:
Basic	$0.34					$(0.61)
Dilutive	$0.32					$(0.61)

Shares used in computing net income (loss) per
share:
Basic	6,991			3,693	K	10,684
Dilutive	7,582			3,102	L	10,684

UNIFY CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

     The unaudited pro forma condensed combined financial data was prepared using the purchase method of accounting and was based on the historical financial statements of Unify and AXS-One. The purchase method of accounting was based on Statement on Financial Accounting Standard or SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)) issued by the Financial Accounting Statement Board (“FASB”) in December 2007. The provisions of SFAS No. 141(R) are to be applied prospectively to business combinations with acquisition dates on or after the beginning of an entity’s fiscal year that begins on or after December 15, 2008, with early adoption prohibited. Since the acquisition of AXS-One closed in fiscal year 2010, we applied the provisions of SFAS No. 141(R) for the purpose of our pro forma disclosures. Unify’s fiscal year ends on April 30 of each year and AXS-One’s fiscal year ends on December 31 of each year. The unaudited pro forma condensed combined balance sheet as of April 30, 2009 combines the audited Unify balance sheet as of April 30, 2009 and AXS-One’s unaudited balance sheet as of March 31, 2009 as if the Merger had closed on April 30, 2009. The unaudited pro forma condensed combined statements of operations for the year ended April 30, 2009 combine the audited Unify statement of operations and unaudited AXS-One statements of operations for their respective twelve months ended fiscal year 2009 as if the Acquisition had closed on May 1, 2008. The statement of operations of AXS-One for the twelve months ended fiscal year 2009 have been regrouped and reclassified to match the groupings of Unify’s statement of operations and are prepared in accordance with the recognition, valuation and disclosure principles used by Unify.

     AXS-One’s historical statement of operations for the twelve months ended March 31, 2009 was derived by subtracting the financial information for the three months ended March 31, 2008 from the audited financial statements as of December 31, 2008 and adding the financial information for the three months ended March 31, 2009.

2. Purchase Price Allocation

     On April 16, 2009, Unify entered into the Merger Agreement with AXS-One. Pursuant to the terms of the Merger Agreement all of the issued and outstanding shares of common stock of AXS-One, and all warrants to purchase shares of common stock of AXS-One were converted into, in the aggregate, 1,000,000 shares of Unify common stock, or warrants to purchase shares of Unify common stock, as the case may be. The outstanding convertible notes of AXS-One with an aggregate outstanding principal balance of approximately $13 million were exchanged for 2,100,000 shares of Unify common stock, subject to certain adjustments based on AXS-One’s working capital at the effective time of the merger. The note holders may also be issued additional shares of Unify common stock based on revenue generated from AXS-One’s legacy products over approximately 13 months after the effective date of the Merger. As of the Merger Agreement date, it is expected that the AXS-One note holders will receive an additional 1,050,000 shares of Unify common stock related to management’s best revenue estimates.

      The acquisition will be accounted for under the purchase method of accounting under SFAS No. 141(R), and under this method of accounting. The total consideration was estimated to be approximately $13.6 million as of June 30, 2009, the date the Merger was consummated. As there is an earn-out component included in the total consideration which is based on future share prices of Unify’s stock, the final total purchase price can materially differ from the value estimated for these unaudited pro forma condensed combined financial statements.

     The following table summarizes the components of the estimated total purchase price determined for accounting purposes of these pro forma condensed combined financial statements (in thousands):

Fair value of common stock issued for AXS-One common stock and warrants	$3,350
Fair value of common stock issued for AXS-One convertible notes	5,503
Fair value of common stock related to the note holders earn-out	4,762
Total consideration	$13,615

     The fair value of the shares of Unify common stock issued was based on the closing price of Unify’s common stock on June 30, 2009, the date the Merger was consummated, or $3.35 per share. The fair value of the shares of Unify common stock related to the note holders earn-out was based on management’s best estimate using a the Black-Scholes valuation technique.

     The purchase price was allocated based on the estimated fair value of the tangible and identifiable intangible assets acquired and liabilities assumed in the Merger. An allocation of the purchase price was made to major categories of assets and liabilities in the accompanying unaudited pro forma condensed combined balance sheet based on management’s best estimates, assuming the Acquisition had closed on April 30, 2009. The excess of the purchase price over the estimated fair value of tangible and identifiable intangible assets acquired and liabilities assumed was allocated to goodwill.

     Goodwill and intangibles are based on management’s best estimates. The final determination of goodwill and intangibles will be based on the results of an independent valuation expert’s report. The report of the third-party valuation expert will be used to determine intangible assets, thus the provisional measurements of intangible assets, and the resulting goodwill and deferred income taxes are subject to change. The final allocation of the purchase price will be determined after completion of a thorough analysis to determine the fair values of AXS-One’s tangible and identifiable intangible assets and liabilities. Accordingly, the final purchase accounting adjustments could be materially different from the preliminary unaudited pro forma adjustments presented herein. Any increase or decrease in the fair values of AXS-One’s assets, liabilities and other items, as compared to the information shown herein, will change the portion of the purchase price allocable to goodwill and will also impact the combined statements of operations due to adjustments in amortization or accretion related to the adjusted assets or liabilities. The allocation of the purchase price in the unaudited pro forma condensed combined balance sheet as of April 30, 2009 was prepared based on management’s best estimates of the fair value of assets acquired and liabilities assumed. Accordingly, the purchase price is allocated to the assets and liabilities of AXS-One as presented below (in thousands).

Cash & cash equivalents	$458
Accounts receivable, net	1,322
Prepaids and other current assets	388
Other assets	230
Property and equipment	139
Accounts payable	(1,090)
Accrued expenses	(2,563)
Deferred revenue	(3,737)
Line of credit	(554)
Other long term liabilities	(136)
Amortizable intangible assts:
Developed technology	5,000
Trademarks	2,000
Customer - related	1,000
Indefinite lives:
Goodwill	11,158
Total net assets acquired	$13,615

     Intangible assets of $8,000 consist primarily of developed technology, customer relationships and trademarks. Developed technology relates to AXS-One’s product offerings which are currently generating revenue. Customer relationships relate to AXS-One’s ability to sell existing, in-process and future versions of its products to its existing customers. Trademarks represent future value to be derived associated with the use of existing trademarks. Unify expects to amortize developed technology over the expected useful life of 5 years. Unify expects to amortize customer relationships over their expected useful life of 2 years. Unify expects to amortize trademarks over their expected useful life of 3 years.

     Of the total estimated purchase price, $11,158 was allocated to goodwill. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. In accordance with the Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, goodwill resulting from business combinations is tested for impairment at least annually (or more frequently if certain indicators are present). In the event that management determines that the value of goodwill has become impaired, the combined company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

3. Pro Forma Adjustments

     The accompanying unaudited pro forma condensed combined financial statements have been prepared as if the Acquisition was completed on April 30, 2009 for balance sheet purposes and on May 1, 2008 for statement of operations purposes and reflect the following pro forma adjustments:

(A)	Adjustment to record the goodwill resulting from the Merger.

(B)	Adjustment to record the fair value of intangible assets acquired which includes customer relationships, trademarks and developed technology.

(C)	Adjustment to eliminate the current portion of long term debt held by AXS-One that has been converted into equity.

(D)	Adjustment to record the liability for the fair value of Unify common stock to be issued as contingent consideration.

(E)	To adjust common stock as follows (in thousands):

Eliminate AXS-One's historical common stock	$(411)
Par value of Unify common stock issued in connection with the acquisition	3
Total	$(408)

(F)	To adjust additional paid-in capital as follows (in thousands):

Eliminate AXS-One's historical stockholders' equity	$(94,049)
Fair value, net of par value, of Unify common stock issued in connection with the acquisition	8,850
Total	$(85,199)

(G)	Adjustment to eliminate AXS-One’s accumulated other comprehensive loss.

(H)	Adjustment to eliminate AXS-One’s accumulated deficit.

(I)	Adjustment to record the amortization of the intangibles related to the acquisition.

(J)	Adjustment to record the elimination of the interest expense associated with AXS-One’s debt.

(K)	The pro forma basic net loss per share is based on the historical number of shares of Unify common stock used in computing basic net income per share, plus 3.7 million shares of Unify common stock assumed to be issued in connection with the acquisition.

(L)	The pro forma diluted net loss per share is based on the historical number of shares of Unify common stock used in computing diluted net income per share, plus 3.7 million shares of Unify common stock assumed to be issued in connection with the acquisition. Additionally, since pro forma combined financials result in a net loss, potentially dilutive securities of 591,000 were excluded from the per share computation due to their antidilutive effect.